                                                                     Exhibit 7.2

                             DCS BATTERY SALES LTD.

                              Financial Statements
                                October 31, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Directors of
DCS Battery Sales Ltd.

We have audited the accompanying balance sheet of DCS Battery Sales Ltd. as of October 31, 2002 and the related statements of operations and cash flow for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DCS Battery Sales Ltd. as of October 31, 2002 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada                                          "MINTZ & PARTNERS LLP"
March 26, 2004

                             DCS BATTERY SALES LTD.

                                  Balance Sheet
                                October 31, 2002

                                     Assets

Current assets
    Accounts receivable                                                  $       9,506
    Inventory                                                                    1,311
                                                                         -------------
                  Total assets                                           $      10,817
                                                                         -------------

                      Liabilities and Stockholders' Equity

Current liabilities
    Accounts payable                                                     $       6,002
    Accrued liabilities                                                            229
    Income taxes payable                                                           917
                                                                         -------------
                  Total current liabilities                                      7,148
                                                                         -------------

Stockholders' Equity
    Class A shares, no par value, unlimited shares authorized,
     one share issued and outstanding (note 2)                                       1
    Class B shares, no par value, unlimited shares authorized,
     no shares issued and outstanding (note 2)                                       -
    Retained earnings                                                            3,668
                                                                         -------------
                  Total stockholders' equity                                     3,669
                                                                         -------------
                  Total liabilities and stockholders' equity             $      10,817
                                                                         -------------

See notes to financial statements

                             DCS BATTERY SALES LTD.

                             Statement of Operations

              For the period from June 10, 2002 to October 31, 2002

Sales                                                        $    8,884
                                                             ----------
     Cost of goods sold                                           4,299
                                                             ----------
Gross profit                                                      4,585
                                                             ----------
Net income before taxes                                           4,585
                                                             ----------
     Provision for current income taxes                            (917)
Net income and retained earnings at end of period            $    3,668
                                                             ----------
Earnings per share of common stock                           $    3,668
                                                             ----------
Weighted average number of common shares outstanding                  1
                                                             ----------

See notes to financial statements

                             DCS BATTERY SALES LTD.

                             Statement of Cash Flows

              For the period from June 10, 2002 to October 31, 2002

Cash flows from operating activities
     Net income                                                    $     3,668
     Adjustment to reconcile net income to net cash
      (used) by operating activities
     Changes in operating assets and liabilities
         Accounts receivable                                            (9,506)
         Inventory                                                      (1,311)
         Income taxes payable                                              917
         Accounts payable and accrued liabilities                        6,231
                                                                   -----------
                  Net cash (used) by operating activities                   (1)
                                                                   -----------
Cash flows from financing activities
     Issuance of common stock                                                1
                                                                   -----------
                  Net cash provided by financing activities                  1
                                                                   -----------
                  Net increase (decrease) in cash                            -
                                                                   -----------
Cash, end of period                                                $         -
                                                                   -----------

There is no supplemental disclosure of non-cash financing activities as there were no such activities.

See notes to financial statements

                            DCS BATTERY SALES LIMITED

                          Notes to Financial Statements
                                October 31, 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company commenced selling batteries and ancillary electronic products in Canada on June 10, 2002 and ceased doing so on October 31, 2002.

BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

USE OF ESTIMATES

Use of these accounting principles required management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The financial statements reflect the following policies.

REVENUE

Revenue from the sale of products is recognized at the time of delivery when all requirements of a completed transaction have been met.

INVENTORY

Batteries and ancillary electronic products inventory is recorded at the lower of cost and net realizable value with cost being determined on the first-in, first-out basis.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

EARNINGS PER SHARE

For the ten month period ended October 31, 2002, net income per share has been computed using the net income for the period divided by the weighted average number of shares outstanding.

Diluted loss per share is not presented as the Company has no diluting items.

OTHER COMPREHENSIVE INCOME

The Company does not have any other comprehensive income items.

                            DCS BATTERY SALES LIMITED

                                October 31, 2002

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company is Canadian dollars. Certain purchases are made in US dollars and have been translated into Canadian dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Monetary assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized.

NOTE 2 - CAPITAL STOCK

The Company was incorporated by articles of amendment dated June 10, 2002 under the laws of province of Ontario, Canada.

The Company is authorized to issue an unlimited number of Class A and Class B shares having the following rights, privileges, restrictions and conditions.

Class A

     -  without nominal or par value

     -  right to vote at all meetings of shareholders

     - entitled to receive dividends on Class A shares as and when declared by the board of directors

Class B

     -  not entitled to vote at any meetings of shareholders

     -  retractable by the Company and redeemable at the option of the holder

     - shall rank senior to Class A shares in declaration and payment of dividends

     - entitled to receive dividends on Class B shares as and when declared by the board of directors

Outstanding Class A shares: one

Outstanding Class B shares: none

NOTE 3 - INCOME TAXES

The Company's combined federal and provincial income tax rate is approximately 20% on income eligible as a Canadian controlled private corporation.

NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and accrued liabilities and income taxes payable approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.